Exhibit 7

EXECUTION VERSION

MASTER TERMS AND CONDITIONS FOR SHARE FORWARD TRANSACTIONS

BETWEEN CITIBANK, N.A. AND SENATOR FOCUSED STRATEGIES LP

The purpose of this Master Terms and Conditions for Share Forward Transactions (including the Annex hereto, the “Master Confirmation”), dated as of June 24, 2020, is to set forth certain terms and conditions for one or more share forward transactions that Senator Focused Strategies LP (“Counterparty”) will enter into with Citibank, N.A. (“Citi”) from time to time. Each such transaction (a “Transaction”) entered into between Citi and Counterparty that is to be subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications thereto as to which Counterparty and Citi mutually agree. This Master Confirmation and a Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

1. The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “2006 Definitions” and, together with the Equity Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.

This Master Confirmation and a Supplemental Confirmation evidence a complete binding agreement between Citi and Counterparty as to the terms of the Transaction to which this Master Confirmation and such Supplemental Confirmation relate. This Master Confirmation and each Supplemental Confirmation form a part of, and are subject to the ISDA 2002 Master Agreement and the 1994 ISDA Credit Support Annex (Bilateral Form–New York law version) (the “Annex”), dated as of June 22, 2020, between Citibank and Counterparty (as amended, modified or supplemented from time to time, the “Agreement”). All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation, and the Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; (iv) the 2006 Definitions and (v) the Agreement.

Each party will make each payment specified in this Master Confirmation or a Supplemental Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

This Master Confirmation and the Agreement, together with the Supplemental Confirmation relating to a Transaction, shall constitute the written agreement between Counterparty and Citi with respect to such Transaction.

2. Set forth below are the general terms and conditions related to the share forward transactions which, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Seller:	Citi.

Buyer:	Counterparty.

Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Number of Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Forward Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Exchange:	For each Transaction, as set forth in the related Supplemental Confirmation.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Independent Amount Applicable to Counterparty:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation and Cash Settlement Terms:

Valuation Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Number of Cash-Settled Shares:	The Number of Shares (or in the case of an Optional Early Acceleration, the portion of the Number of Shares subject to such Optional Early Acceleration); provided that the valuation related to such Number of Cash-Settled Shares will occur as set forth under “Cash Settlement Procedures” below.

Cash Settlement Procedures:	In respect of a Scheduled Valuation Date where Cash Settlement is applicable, the Calculation Agent will determine the portion of the Number of Cash-Settled Shares (which may be all such Number of Cash-Settled Shares) subject to cash settlement (the “Settled Number of Shares”) in its good faith and commercially reasonable discretion (which may, for the avoidance of doubt, be exercised in consideration of other market activity or derivative transaction or unwind activity by Counterparty as well as any legal considerations applicable to Counterparty, including, but not limited to, considerations related to the fact that Counterparty may be an “insider” or “affiliate” of the Issuer and the application, if any, of any related securities laws (such considerations, the “Unwind Parameters”)), and will notify Counterparty of such determination. The Calculation Agent will include in such notice the number of Averaging Dates (the “Determined Averaging Date Number”) and the initial Averaging Date for such settlement, which will be the first Scheduled Trading Day after the related Valuation Date (each such date, an “Initial Averaging Date”).

The Calculation Agent will ensure that the Determined Averaging Date Number is equal to or greater than (and is by no more than five Scheduled Trading Days more than) a number equal to the quotient of (a) the Settled Number of Shares divided by (b) the ADTV Limit, with any fractional Determined Averaging Date Number being rounded up to the next whole number. “ADTV Limit” means a number equal to the product of (i) ADTV Percentage, and (ii) the trailing average daily composite trading volume of the Shares for the most recent 20 Scheduled Trading Day period, determined by the Calculation Agent as of the Valuation Date.

For the purposes of such Cash Settlement, the Settled Number of Shares shall be deemed to be the “Number of Shares” for purposes of Sections 8.4 and 8.5 of the Equity Definitions and the “Forward Cash Settlement Amount” (as defined below).

Following each such Cash Settlement, the applicable Transaction will continue with a Number of Shares reduced by the amounts so settled, and the Calculation Agent will select subsequent Initial Averaging Date(s) (in conjunction with a related Determined Averaging Date Number) in good faith and in a commercially reasonable manner (taking into account the Unwind Parameters) until the total of all Settled Number of Shares equals the original Number of Cash-Settled Shares. For the avoidance of doubt, the Calculation Agent may select a Settled Number of Shares for the first settlement hereunder that equals the total Number of Cash-Settled Shares, in which case there shall be only one such settlement hereunder in respect of such Number of Cash-Settled Shares.

Averaging Dates:	Each of the consecutive Exchange Business Days in a number equal to the Determined Averaging Date Number, beginning on, and including, the Initial Averaging Date.

Averaging Period:	The period commencing on and including the Initial Averaging Date and (without duplication) ending on and including the final Averaging Date.

Averaging Date Disruption:	Modified Postponement. Notwithstanding anything to the contrary herein or in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall designate the Valid Date determined pursuant to Section 6.7(c)(iii) of the Equity Definitions as the Averaging Date for the remaining portion, (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day and (iii) the Calculation Agent shall determine the Settlement Price by an appropriately weighted average rather than an arithmetic average. Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time” with the words “at any time on any Scheduled Trading Day that otherwise would be an Averaging Date” and replacing the words “(iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Citi, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Citi), for Citi to refrain from or decrease any market activity in connection with the relevant Transaction. Whenever a Regulatory Disruption occurs, Citi shall notify Counterparty of such occurrence as soon as reasonably practicable under the circumstances and of any Averaging Date(s) affected by it.

VWAP Price:	For each Transaction on any Exchange Business Day, subject to “Averaging Date Disruption” above, the volume-weighted average price per Share as displayed on the Applicable Bloomberg Page (or any successor page thereto) in respect of the regular trading session on the Exchange (including any extensions thereof) on such Exchange Business Day and subject to any VWAP Exclusions set forth in the applicable Supplemental Confirmation; provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, a price determined by the Calculation Agent in good faith and a commercially reasonable manner.

Applicable Bloomberg Page:	For each Transaction, as set forth in the related Supplemental Confirmation.

Settlement Terms:

Settlement Method Election:	Applicable.

Electing Party:	Counterparty.

Settlement Method Election Date:	For each Transaction, the date that is ten Scheduled Trading Days before the Scheduled Valuation Date, subject to “Optional Early Acceleration” below; provided that Counterparty shall, if it does not elect Cash Settlement in respect of the Settlement Method Election Date, be deemed to make a representation and warranty to Citi that the applicable Regulatory Condition has been satisfied as of the Settlement Method Election Date.

Default Settlement Method:	Physical Settlement.

Regulatory Condition:	Either (x) all applicable filings have been made and any applicable waiting periods have expired or approvals received, as applicable, under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), that are necessary for Counterparty to acquire Shares in an amount equal to the Number of Shares or (y) no filings, waiting periods or approvals are required under the HSR Act for such acquisition.

Regulatory Notification:	Counterparty shall notify Citi in writing (and provide to Citi reasonable evidence of such satisfaction) promptly following the satisfaction of clause (x) of the definition of Regulatory Condition.

Settlement Currency:	USD (as defined in the 2006 ISDA Definitions).

Settlement Price:	The arithmetic average of the VWAP Prices for each Averaging Date,

subject to “Averaging Date Disruption” above minus the Settlement Price Fee.

Settlement Price Fee:	For each Transaction, as set forth in the related Supplemental Confirmation.

Amendments to Physical Settlement:	Clause (a)(i) of Section 9.2 of the Equity Definitions is hereby amended by adding “plus an amount equal to the Aggregate Accrual Amount minus an amount equal to the Aggregate Dividend Amount” before the words “, and Seller will deliver to Buyer” in the third line thereof.

Forward Cash Settlement Amount:	An amount in USD equal to the “Forward Cash Settlement Amount” (as determined under Section 8.5 of the Equity Definitions) minus the Aggregate Accrual Amount plus the Aggregate Dividend Amount.

Settlement Date:	The date that is one Settlement Cycle immediately following the Scheduled Valuation Date (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day).

Cash Settlement Payment Date:	In respect of a Settled Number of Shares, the date that is one Settlement Cycle immediately following the final Averaging Date for such Settled Number of Shares (or, if such date is not a Currency Business Day, the immediately following Currency Business Day).

Determination of Aggregate Accrual Amount and Floating Amount:

Aggregate Accrual Amount:	The aggregate of the accrued and unpaid Floating Amounts for each Calculation Period.

Floating Amount Payer:	Buyer.

Calculation Periods:	Notwithstanding anything to the contrary in the 2006 Definitions, with respect to each Transaction, each period commencing on (and including) a Period End Date and ending on (and excluding) the successive Period End Date, with the first such Calculation Period commencing on (and including) the Effective Date, and the last such Calculation Period ending on (and excluding), (i) the final Cash Settlement Payment Date (if Cash Settlement applies) or (ii) the Settlement Date (if Physical Settlement applies).

Notional Amount:	With respect to a Calculation Period for a Transaction, the Relevant Price multiplied by the Number of Shares.

Relevant Price:	For a Calculation Period, the closing price of the Shares on the Exchange on the last day of such Calculation Period (or, if such day is not an Exchange Business Day, the immediately preceding Exchange Business Day).

Effective Date:	With respect to each Transaction, one Settlement Cycle after the relevant Trade Date.

Payment Dates:	The last Business Day of each month, to the extent any such dates after the Accrual Termination Date precedes the final Cash Settlement Payment

Date (if Cash Settlement applies) or the Settlement Date (if Physical Settlement applies). The amount payable on the first Payment Date (if any) occurring after the Accrual Termination Date shall be the aggregate of the accrued and unpaid Floating Amounts for each Calculation Period. The amount payable on each succeeding Payment Date (if any) shall be the amount relating to the Calculation Period ending with such Payment Date.

Accrual Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Period End Dates:	Up to, and including, the Accrual Termination Date, the last Business Day of each month and, thereafter, each Payment Date; provided that the first Period End Date shall be the first date as determined pursuant to this provision following the Effective Date.

Floating Rate Option:	USD-LIBOR-BBA.

Spread:	For each Transaction, as set forth in the related Supplemental Confirmation.

Designated Maturity:	One month.

Compounding:	Not Applicable.

Reset Dates:	The first day of each Calculation Period.

Business Days:	New York and London.

Business Day Convention:	Modified Following.

Share Adjustments; Dividend Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Aggregate Dividend Amount:	The aggregate of, with respect to each ordinary or extraordinary cash dividend or distribution on the Shares for which the Record Date occurs during the Dividend Period, an amount equal to the product of (i) the Dividend Amount (converted, if applicable, into the Settlement Currency by the Calculation Agent) and (ii) the Number of Shares (adjusted as the Calculation Agent determines appropriate if an ex-dividend date occurs during an Averaging Period).

Record Date:	Each relevant date of determination of holder of record status.

Dividend Amount:	An amount equal to the actual dividend per Share in the actual currency received by Citi (or that would have been received by Citi had it held the Shares), after the withholding or deduction of taxes at the source by or on behalf of any applicable authority having power to tax in respect of such dividend and excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Dividend Period:	The period commencing on and including the Clearance System Business Day that is one Settlement Cycle following the Trade Date and ending on but excluding the Settlement Date or the Cash Settlement Payment Date, as applicable.

Share Dividend Elections:	In the event that a dividend is payable in either cash or property or a combination thereof at the election of a person who would be a holder of record of such Shares, the Dividend Amount shall be determined as if no election were made pursuant to the election default provision set forth in the documents relating to the payment of dividends on the Shares.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (i) the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (ii) the following phrase shall be inserted at the end thereof: “and (iii) in the case of a Merger Event, of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Consequences of Merger Events:

(a) Share-for-Share:	Calculation Agent Adjustment.

(b) Share-for-Other:	Calculation Agent Adjustment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that the definitions of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”.

Consequences of Tender Offers:

(a) Share-for-Share:	Calculation Agent Adjustment.

(b) Share-for-Other:	Calculation Agent Adjustment.

(c) Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition as if no election were made pursuant to the election default provision set forth in the documents relating to the Tender Offer or Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York

Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction, as if Calculation Agent Adjustment were applicable to such event.

Shareholders Rights Plan:	Notwithstanding any provision of the Definitions or this Master Confirmation to the contrary, upon the occurrence of an event that results in any shareholder rights being distributed or becoming separated from the Shares or other shares of Issuer’s capital stock (including the issuance or exercisability of rights or the issuance of Shares or other securities under a so-called “poison pill” or similar event), as determined by the Calculation Agent, that occurs, directly or indirectly, as a result of any action taken or caused by Counterparty or its affiliates or Related Parties or any member of a “group” as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar provision, in each case as determined by the Calculation Agent, of which Counterparty or any such affiliate or Related Party is or may be a part (any such person, an “Applicable Person”), Citi shall not be obligated to adjust the Number of Shares or other terms hereunder to reflect such event, and without limiting the foregoing, the Number of Shares to be Delivered and Forward Cash Settlement Amount hereunder will be determined exclusive of additional Shares or rights with respect thereto delivered to holders of Shares as a result of such event, it being understood that the adoption by the Issuer of a shareholder rights plan (including a so-called “poison pill”) as a result of an action by an Applicable Person shall not alone be sufficient to constitute such event being taken or caused directly or indirectly by an Applicable Person. As used in this provision, (i) “Related Party” means any person or entity that is, directly or indirectly, (a) an agent of Counterparty or its affiliates, (b) acting on behalf of or in concert with Counterparty or its affiliates, or (c) a counterparty to, or acting in connection with, any transaction involving Counterparty or its affiliates and Shares or other securities of the Issuer and (ii) “person” means any natural person, company, corporation, firm, partnership, joint venture, trust, limited liability company or limited liability partnership, association, organization or any other legal entity.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) deleting the words “a party to such Transaction” in the fifth line thereof and replacing them with the words “Citi”, (iii) replacing the word “Shares” with “Hedge Positions” in the sixth line thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”, (v) deleting the words “it” and “its” in the seventh line thereof and replacing them with the words “either party” and “such party’s”, respectively, and (vi) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof; provided, further, that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation,

(A) any tax law or (B) adoption or promulgation of new regulations authorized or mandated by existing statute) or (ii) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by (i) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (ii) inserting the following phrase at the end of such Section:

“For the avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”

and; provided, further, that Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting the following words immediately following the word “Transaction” in clause (C) thereof: “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging.”

Hedging Party:	For all applicable Additional Disruption Events, Citi acting in good faith and in a commercially reasonable manner.

Determining Party:	For all applicable Extraordinary Events, Citi acting in good faith and in a commercially reasonable manner.

Optional Early Acceleration:

Optional Early Acceleration:	On or following the Trade Date, Counterparty may, upon one Scheduled Trading Day’s prior written notice (or such earlier time as the parties may agree) to Citi, elect to accelerate the Transaction, in whole or in part, by designating any Scheduled Trading Day as the “Optional Early Acceleration Date” for the Transaction or portion thereof. Counterparty shall specify in such notice whether it is electing to accelerate the entire Transaction or, if not, the portion of the Number of Shares being accelerated and Counterparty shall specify in such notice the applicable Settlement Method; provided that Counterparty shall not be entitled to have Physical Settlement apply prior to the satisfaction of the Regulatory Condition, and if Counterparty does not specify Cash Settlement in such notice, Counterparty shall be deemed to make a representation and warranty to Citi that the applicable Regulatory Condition has been satisfied as of the effective date of such notice. If such right is exercised pursuant to the terms hereof, with respect to the Transaction or the portion of the Transaction is accelerated, the Optional Early Acceleration Date shall be deemed to be the Settlement Date (in the case of Physical Settlement) or the Scheduled Valuation Date (in the case of Cash Settlement), as applicable, and settlement of the Transaction or the portion of the Transaction being terminated, as applicable, shall occur in accordance with the terms of this Master Confirmation, and the remainder of the Transaction shall continue in accordance with its terms.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Calculation Agent: As set forth in the Agreement.

4. Conditions Precedent: With respect to each Transaction, Citi’s obligations under such Transaction are subject to the satisfaction or waiver (such waiver to be in writing) by Citi of the following conditions:

(a) The representations and warranties of Counterparty contained herein, in the Agreement (including as may be modified herein) and in any Credit Support Document shall be true and correct as of the Trade Date as if made on the Trade Date;

(b) Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty on or prior to the Trade Date hereunder, under the Agreement (including as may be modified herein) and under any Credit Support Document; and

(c) Counterparty shall have executed the related Supplemental Confirmation.

5. Additional Representations and Warranties: In connection with this Master Confirmation, each Supplemental Confirmation and each Transaction hereunder, each party represents and warrants to the other party on the Trade Date of each Transaction that such party and its Credit Support Provider, if any, is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933, as amended (the “Securities Act”).

6. Counterparty Representations, Warranties and Agreements: Counterparty hereby represents and warrants to, and agrees with, Citi on the Trade Date for each Transaction and any day on which it makes any election in respect of any Transaction (including an election of a Settlement Method or an election to optionally early accelerate) (unless another date or dates are specified below, in which case such representation and warranty shall be made solely as of the date specified) as follows:

(a) Counterparty is not in violation of Section 10(b) of the Exchange Act.

(b) Counterparty is aware of its obligations under the United States Federal securities laws in respect of the Shares, including without limitation under Sections 9 and 10(b) of the Exchange Act, and the rules and regulations thereunder, and during the term of the Transaction will not take any action that does not comply with those obligations.

(c) On each Trade Date, Counterparty is not, and for the 90 days immediately preceding each Trade Date has not been, an “affiliate” of the Issuer within the meaning of the Securities Act or an “insider” (for purposes of Section 16 of the Exchange Act) of the Issuer. On the Scheduled Trading Day immediately preceding each Initial Averaging Date for a Transaction, Counterparty will represent to Citi in writing that, as of such Initial Averaging Date, either (1) Counterparty is or has been at any time during the preceding three months an “affiliate” (as defined under Rule 144 under the Securities Act) of the Issuer or (2) Counterparty is not and has not been for the preceding three months such an “affiliate” of the Issuer. Failure to make either of the alternative representations set forth in the preceding sentence shall be an Additional Termination Event for all or a portion of the Transactions hereunder, as determined by Citi, with respect to which Counterparty shall be the sole Affected Party and such Transaction(s) or portions thereof shall be the sole Affected Transactions.

(d) Counterparty is not entering into any Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of applicable law.

(e) Counterparty understands and will comply with Counterparty’s responsibilities under applicable securities laws and antitrust laws in connection with each Transaction hereunder including, but not limited to, the provisions of Section 13 and Section 16 of the Exchange Act and the HSR Act, and Counterparty will provide Citi a copy of any report filed in respect of any Transaction promptly upon filing thereof.

(f) Counterparty’s Beneficial Ownership is not, and while any Transaction is outstanding Counterparty Group will not have, a “long” position in the Shares (including through stock ownership, or synthetically through swaps, forwards, options, other derivative positions, other call equivalent positions (as defined in Rule 16a-1 under the Exchange Act), whether cash or physically settled or otherwise, whether or not these positions convey “beneficial ownership” within the meaning of Rule 13d-3 or 13d-5 under the Exchange Act, and calculated without netting against any short positions) exceeding the Cap Percentage (as set forth in the related Supplemental Confirmation) of the total Shares outstanding. “Counterparty’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Counterparty, together with any of its affiliates or other person subject to aggregation with Counterparty under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Counterparty or any such affiliate or other person is or may be deemed to be a part (Counterparty and any such affiliates, persons and groups, collectively, “Counterparty Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under, if applicable, Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number). For the avoidance of doubt, Counterparty acknowledges and agrees that the Shares underlying any Transaction hereunder shall be included in Counterparty’s Beneficial Ownership commencing on the Trade Date of the relevant Transaction.

(g) None of Counterparty or any of its affiliates has taken a substantial step or steps to commence, or has commenced, a tender offer (within the meaning of Rule 14e-3 under the Exchange Act) in respect of the Shares, nor will it take any such action during the term of any Transaction.

(h) [Reserved]

(i) Upon Counterparty’s becoming aware during the term of the Transaction that it has become an “affiliate” of the Issuer within the meaning of the Securities Act or an “insider” (for purposes of Section 16 of the Exchange Act) of the Issuer, Counterparty shall notify Citi within one New York Business Day of such event.

(j) Counterparty acknowledges and agrees that the Transactions do not require Citi to purchase, sell or hold any Shares or other securities, and that any market activity by Citi or its affiliates related to any Transaction will be at Citi’s and such affiliates’ sole and absolute discretion, and will be undertaken solely for Citi’s or such affiliates’ own account. Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that no Transaction in any way confers upon Counterparty any voting or other rights with respect to any Shares or other securities, and Counterparty will have no right to, and will not attempt to, influence any voting, purchase, sale or other decision by Citi or its affiliates with respect to any Shares that Citi or its affiliates may hold from time to time.

(k) Counterparty understands no obligations of Citi to Counterparty hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Citi or any governmental agency.

(l) Counterparty understands Counterparty’s investments in and liabilities in respect of a Transaction hereunder are not readily marketable, and Counterparty is able to bear any loss in connection with such Transaction, including the loss of Counterparty’s entire investment in such Transaction.

(m) COUNTERPARTY UNDERSTANDS THAT ANY TRANSACTION HEREUNDER IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

(n) Counterparty is entering into each Transaction hereunder for Counterparty’s own account and not with a view to transfer, resale or distribution and understands that such Transaction may involve the purchase or sale of a security as defined in the Securities Act and the securities laws of certain states and other jurisdictions, that any such security has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, therefore may not be sold, pledged, hypothecated, transferred or otherwise disposed of unless such security is registered under the Securities Act and any applicable state or other jurisdiction’s securities law, or an exemption from registration is available.

(o) Counterparty is aware and acknowledges that Citi, its affiliates or any entity with which Citi hedges any Transaction hereunder may from time to time take positions in instruments that are identical or economically related to such Transaction or the Shares or have an investment banking or other commercial relationship with the Issuer. In addition, Counterparty acknowledges that the proprietary trading and other activities and transactions of Citi, its affiliates or any entity with which Citi hedges any Transaction hereunder, including purchases and sales of the Shares in connection with, or in anticipation of, such Transaction, may affect the trading price of the Shares.

(p) Counterparty will inform Citi of any changes in the information set forth herein occurring prior to the last Settlement Date or Cash Settlement Payment Date of any Transaction hereunder within one New York Business Day of such event.

(q) For the avoidance of doubt, and without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of this Master Confirmation, each Supplemental Confirmation, each Credit Support Document and any other documentation relating to the Agreement to which Counterparty or any of its affiliates is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investment agreement, lock-up agreement, standstill agreement, registration rights agreement, confidentiality agreement or other agreement binding on Counterparty or its affiliates or affecting Counterparty, its affiliates or any of their respective assets (including its Shares).

(r) To Counterparty’s knowledge, no Transaction hereunder shall violate any corporate policy of the Issuer (including, but not limited to, any window period policy) or other rules or regulations of the Issuer applicable to Counterparty or any of its affiliates or, alternatively, any such policy, rule or regulation is invalid or unenforceable under applicable law.

(s) Counterparty agrees to execute each properly completed Supplemental Confirmation promptly following receipt thereof.

(t) Counterparty was not and will not be insolvent at the time any Transaction hereunder was consummated, and was not and will not be rendered insolvent as a result thereof. At the time of any payment to or for the benefit of Citi, Counterparty did not intend and will not intend to incur, and did not incur and will not incur, debts that were beyond the ability of Counterparty to pay as they mature.

(u) Counterparty is not and, after giving effect to any Transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v) Counterparty shall not become, and shall not take any action that with the passage of time or the satisfaction of conditions would or would reasonably be expected to cause it to become, an “affiliate” of the Issuer (as such term is defined in Section 101(2) of Title 11 of the United States Code (the “Bankruptcy Code”)) without the prior written consent of Citi.

(w) Counterparty shall reimburse Citi and its affiliates for reasonable expenses of external counsel in connection with the preparation and negotiation of the Transaction and all related documentation.

In the event that, at any time, any of Counterparty’s representations in Sections 6(a), (b), (c), (f), (g) or (i) above proves to have been incorrect or misleading in any material respect when made or Counterparty fails to comply with or perform any agreement or obligation undertaken by it in such Sections, such event shall constitute an Additional Termination Event for all or a portion of the Transactions hereunder, as determined by Citi, with respect to which Counterparty shall be the sole Affected Party and such Transaction(s) or portions thereof shall be the sole Affected Transactions.

7. Acknowledgments: The parties hereto agree and acknowledge that:

(a) Citi is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.

(b) This Master Confirmation, each Supplemental Confirmation and each Credit Support Document is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.

(c) The rights given to Citi under this Master Confirmation, under each Supplemental Confirmation, the Agreement and each Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.

(d) Citi is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8. Miscellaneous:

(a) Transfer. Notwithstanding any provision of the Agreement to the contrary, Citi shall be entitled to assign its rights and obligations hereunder and under any Credit Support Document to make or receive cash payments or deliveries and other related rights to one or more entities that are wholly-owned, directly or indirectly, by Citigroup Inc., or any successor thereto (each, a “Citi Affiliate”); provided that Counterparty shall have recourse to Citi in the event of the failure by a Citi Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to Citi shall be limited to recoupment of Counterparty’s monetary damages and Counterparty hereby waives any right to seek specific performance by Citi of its obligations hereunder. Such failure after any applicable grace period shall be an Additional Termination Event with the Transaction to which the failure relates as the sole Affected Transaction and Citi as the sole Affected Party.

(b) Confidentiality. A Transaction and any information made available by one party or its Advisors (as defined below) to the other party or its Advisors with respect to such Transaction are confidential (collectively referred to hereafter as “Confidential Information”). Each party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other party that it uses to preserve its own Confidential Information. Confidential Information shall not be disclosed by a party or its Advisors (defined below) to any third party (nor shall any public announcement relating to the Transaction be made by either party), except for such information (i) as may become generally available to the public, (ii) as may be required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation, (iii) as may be required or appropriate to comply with any applicable law, regulation, order, reporting requirement or accounting disclosure rule or standard from any governmental authority or self-regulatory organization having jurisdiction over the relevant party or any relevant accounting body, (iv) as may be obtained from a non-confidential source that disclosed such information in a manner that, to the knowledge of the party to whom such information was disclosed, did not violate its obligations to the other party in making such disclosure, (v) as may be furnished to that party’s affiliates and its and their officers, directors, employees, auditors, attorneys, investors, potential investors, or advisors (collectively the “Advisors”) who shall be required to keep the information that is disclosed in confidence or (vi) as may be required to perform its obligations under this Master Confirmation, the Agreement or any Credit Support Document or to enforce its rights under this Master Confirmation, the Agreement or any Credit Support Document. This provision shall expire one year following the termination of the last Transaction hereunder. Notwithstanding anything to the contrary herein, the parties hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, if any, relating to such tax treatment and tax structure.

(c) Right to Extend. To the extent Cash Settlement is the applicable Settlement Method, Citi may postpone (including on a non-consecutive basis) or extend, in whole or in part, any Averaging Period or any other date of valuation, delivery or payment if Citi determines, in its commercially reasonable discretion, that such postponement or extension is necessary or advisable to preserve Citi’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Citi or one of its affiliates to effect transactions in the Shares in connection with its hedging or hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements or with related policies and procedures applicable to Citi.

(d) Tax Matters.

Part 2(b) of the Schedule (Payee Representations) is hereby amended by deleting the text following “will apply to Party B” and replacing it with: “It is a partnership for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States. It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.”

Part 3 of the Schedule (Agreement to Deliver Documents) is hereby amended by deleting the text in clause (I) thereof in its entirety and replacing it with “Promptly upon execution of this Agreement, promptly upon reasonable request by Party A and promptly upon learning that any form previously provided by Party B has become obsolete, invalid or incorrect, Party B agrees to deliver a correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or any successor thereto).”

9. Notices:

Addresses for notices or
communications to Citi:	Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attn: Erick Fortus and Kevin Cumiskey
Telephone: 212-723-7927
Email: Erick.fortus@citi.com and kevin.cumiskey@citi.com

with a copy to:

Citibank, N.A. 390 Greenwich Street, 3rd Floor
New York, NY 10013
Attn: Corporate Equity Derivatives, Dustin Sheppard
Telephone No.: (212) 723-5757
Facsimile No.: (347) 853-7272
Email: dustin.c.sheppard@citi.com; eq.us.corporates.middle.office@citi.com

Addresses for notices or
communications to Counterparty:	Senator Focused Strategies LP
c/o Senator Investment Group LP
Attn: Edward Larmann 510 Madison Avenue, 28th Floor
New York, NY 10022
Telephone: (212) 376-4305
Email: elarmann@senatorlp.com
Fax: (855) 212-4472

11.Account Details:

Payments to Citi:	For any USD payments:
Citibank, N.A. New York
BIC: CITIUS33 (or ABA: 021-000-089)
F/O: Citibank New York
Beneficiary: 00167679
Ref: NY Swap Operations

Deliveries to Citi:	To be advised.

Payments to Counterparty:	To be advised.

Deliveries to Counterparty:	To be advised.

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Citi and Counterparty with respect to any Transaction contemplated by this Master Confirmation and return to us.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

SENATOR FOCUSED STRATEGIES LP

By: SENATOR INVESTMENT GROUP LP, as Investment Adviser and not in its individual capacity

By:
Name:
Title: Authorized Signatory

[Signature Page to Master Confirmation for Forward Transactions]

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION

Date:	[__________], 20[__]

To:	Senator Focused Strategies LP
c/o Senator Investment Group LP
Attn: Edward Larmann 510 Madison Avenue, 28th Floor
New York, NY 10022
Phone:	(212) 376-4305
Fax No.:	(855) 212-4472
Email:	elarmann@senatorlp.com

From:	Citibank, N.A.
Fax No.:	(347) 853-7272

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of one or more Transactions entered into between Citibank, N.A. (“Citi”) and Senator Focused Strategies LP (“Counterparty”) on the Trade Date(s) specified below. This Supplemental Confirmation is a binding contract between Citi and Counterparty as of the relevant Trade Date for the Transaction(s) referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Share Forward Transactions dated as of June 24, 2020 between Citi and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2. The terms of the Transaction(s) to which this Supplemental Confirmation relates are as follows:

Shares:	The common stock, par value USD [___] per share, of [___] (the “Issuer”) (Exchange symbol “[___]”), or security entitlements in respect thereof.

ADTV Percentage:	[ ]%

Exchange:	[The New York Stock Exchange.] [The NASDAQ Global [Select] Market]

Settlement Price Fee:	An amount equal to USD [__]per Share.

Applicable Bloomberg Page:	[___]

VWAP Exclusions:	[Not applicable][In calculating the VWAP Price, the Calculation Agent shall exclude (i) opening trades, as defined on Bloomberg using the function “[___]<equity> QR” and identifying trades marked as “OP” or “MO” in the “Condition” column and (ii) the last five minutes of trading prior to the end of the regular trading session.]

Annex A – 1

Accrual Termination Date: [_________, 20__]

Cap Percentage: [    ]%

[Insert other provisions applicable for Transaction]

Trade Date	Reference Number	Number of Shares	Forward Price	Independent Amount Applicable to Counterparty	Scheduled Valuation Date	Spread
[__________], 20[__]	[__________]	[____] Shares	USD [____]	USD [____]	[__________], 20[__]	[____] basis points per annum
[__________], 20[__]	[__________]	[____] Shares	USD [____]	USD [____]	[__________], 20[__]	[____] basis points per annum
[__________], 20[__]	[__________]	[____] Shares	USD [____]	USD [____]	[__________], 20[__]	[____] basis points per annum
. . .	. . .	. . .	. . .	. . .	. . .	. . .

Annex A – 2

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:
Authorized Representative

Confirmed as of the date first above written:

SENATOR FOCUSED STRATEGIES LP

By: SENATOR INVESTMENT GROUP LP, as Investment Adviser and not in its individual capacity

By:
Name:
Title: Authorized Signatory

Annex A – 3